EXHIBIT 99.1

For Immediate Release

Vertiv Names Anand Sanghi President of the Americas Region

Columbus, Ohio May 24, 2023 – Vertiv (NYSE: VRT), a global provider of critical digital infrastructure and continuity solutions today announced that Anand Sanghi has been appointed President, Americas effective July 1, 2023. Sanghi currently serves as President, Australia, New Zealand, Southeast Asia and India (ASI) and will continue to serve in this role until the end of June. As President, Americas, Sanghi will have responsibility for the Americas business, leveraging his success in Asia Pacific and vast experience in technology and engineering to further enhance the performance of Vertiv’s Americas region. With 29 years across Emerson and Vertiv, Sanghi brings with him extensive industry knowledge and a proven track record of driving top- and bottom-line growth as well as expanding Vertiv’s manufacturing footprint in ASI. In connection with Sanghi’s appointment to the President, Americas role, Giordano Albertazzi, the Company’s Chief Executive Officer and current President, Americas will step down from the President, Americas role. Albertazzi will remain the Company’s Chief Executive Officer and a director on the Company’s Board of Directors.

Sanghi joined Vertiv’s forerunner, Emerson, in 1994 and has held senior Asia Pacific leadership positions at Vertiv since 2017. He was named President, ASI in 2021.

“Anand brings tremendous experience, a keen understanding of the business and a relentless focus on operational excellence to our Americas business, which is in the midst of a rapid turnaround with organic revenue growth over 60% and adjusted operating margin more than doubling in the first quarter of 2023 compared to the prior year quarter,” said Giordano Albertazzi, Vertiv CEO. “He is the right person to continue to drive the Americas’ ongoing transformation and further advance our progress in creating a high performance culture.”

For more information on Vertiv and its complete portfolio of digital infrastructure and continuity solutions, visit Vertiv.com.

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About Vertiv

Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.

CONTACT

For investor inquiries:

Lynne Maxeiner

Vice President, Global Treasury & Investor Relations

Vertiv

T +1 614-841-6776

E: lynne.maxeiner@vertiv.com

For media inquiries:

Sara Steindorf

FleishmanHillard for Vertiv

E: sara.steindorf@fleishman.com

Source: Vertiv Holdings Co

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